Momentous Entertainment Group, Inc.
P.O. Box 861
Sugar Land, Texas 77487-0861
+1 800-314-8912 (office)
+1 713-490-3181 (fax)

\Letter of Intent

Seller: BD Health Partners LLC represented by Daniel Zachary Tanjeloff, registered address: 3007 W Washington Blvd, Ste 225, Marina Del Rey Ca 90292.

Purchaser: Momentous Entertainment Group, Inc., represented by Kürt Neübauer, registered address: P.O. Box 861, Sugar Land, Texas 77487.

Broker: W3 Business Advisors, represented by Lenny Farber, registered address: 150 North Michigan Ave, Suite 2800, Chicago, IL 60601

This Letter of Intent summarizes the principal terms of an acquisition (the "**Transaction**") of certain assets, of BD Health Partners LLC more specifically the products: **Neurofuse, CY CogniYouth, and Neuromega** including all satellite assets including websites, merchant accounts, inventory, customer service, fulfillment relationships and prior sales history including customer databases ("**NF**" or the "**Assets**") by **Momentous Entertainment Group, Inc.**, a Nevada Corporation ("**MEG**" or the "**Buyer**"). This Letter of Intent shall be a binding agreement between the parties. No additional legally binding obligations will be created until the closing documents are executed and delivered by all parties. This Letter of Intent shall be governed in all respects by the laws of the State of Texas.

The Parties recognize that the transaction will require further documentation and approvals, including the preparation of a formal agreement setting forth the terms and conditions of the proposed purchase (the "Asset Purchase Agreement"). The Parties execute this letter to evidence their intention to proceed in mutual good faith to complete work required to negotiate terms of a Asset Purchase Agreement that are consistent with this letter.

The proposed terms and conditions include, but are not limited to, the following:

1. Assets. Purchaser will purchase from Seller all the assets of Seller which are currently being used in the operation of the Business (the "Assets").

2. Consideration. Purchaser will not assume any liabilities or obligations of Seller, and Seller will indemnify and hold harmless Purchaser against all such liabilities and obligations from and before date of purchase of assets.

   The total cash value consideration will be Five Hundred Thousand US Dollars ($500,000 USD) structured as follows:

   a. Due at closing: Two Hundred Twenty-Five Thousand USD ($225,000) cash, via escrow.
   b. Note 1 payable: Two Hundred and Seventy-Five Thousand USD ($275,000) in the form of a note payable paid in 48 equal monthly installments of principal and interest beginning May 15th 2017. The interest rate shall be 6% per annum.
   c. Note 2 payable: There shall be a 2nd separate note to finance the amount of inventory purchased by Purchaser from Seller. As of the preparation of this document, the amount is estimated by the Seller to be approximately $24,000. The amount paid for the inventory on the Closing date is in the form of a note payable paid in 6 equal monthly

installments of principal and interest beginning May 15th 2017. The interest rate shall be 6% per annum.

3. Escrow. Unless mutually agreed otherwise, the Parties agree to conclude the transaction through W3 Business Advisors' escrow account.

4. Purchase Agreement. The transaction will be subject to execution of a definitive Asset Purchase Agreement between Seller and Purchaser. The Purchase Agreement will contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this size and type.

5. Access. To permit Purchaser to conduct its due diligence investigation, as long as this letter remains in effect, Seller will permit Purchaser and its agents to have reasonable access to all of its books and records and will furnish to Purchaser financial data, operating data, and other information as Purchaser shall reasonably request. Purchaser agrees to retain all information so obtained from Seller on a confidential basis.

6. Post Close Audit Access. To permit additional access by new owner to accounting records and for Seller to assist with any prior record keeping data needed for required PCAOB audit to consolidate records with MEG accounting.

7. Conditions to Closing. The closing of the transaction will be subject to certain conditions, including but not limited to: (a) receipt of all required consents of third parties; and (b) Purchaser or its agents' completion of a due diligence review of the Assets and acceptance of the Asset as satisfactory in Purchaser's sole discretion.

8. Covenant Not to Compete. In the Asset Purchase Agreement, Seller and its shareholders, officers and directors, will agree that they will not, directly or indirectly, through a subsidiary or otherwise, compete with Purchaser in the Business for a period of 3 years after the closing date. Some exclusion to be applied will define within the Asset Purchase Agreement.

9. Closing Date. The closing date under the Asset Purchase Agreement shall be 4/3/2017. This means that it is expected that by this date the Purchaser Price has been deposited to the escrow account, the assets have been transferred, and the funds are released to Seller.

10. Deposit. The Purchaser agrees to place a deposit of five thousand US Dollars ($5,000 USD) within ten (10) business days from the execution of this letter. This deposit is held by W3 Business Advisors to guarantee the purchase, and is returned to the Purchaser in full within five (5) business days upon the Termination of Negotiations due to any.

11. Effect of This Letter. This letter sets forth the intent of the Parties only, is binding on the Parties, and may be relied on as the basis of a contract.

12. Exclusivity. The Purchaser will have exclusive rights to the sale of the business until 4/3/2017 in order to complete necessary due diligence and financial verification. This exclusivity begins when this agreement has been signed by The Seller and Purchaser. The Seller will not enter into any agreement, or otherwise sell, or accept any offers to purchase from any third parties, any

significant assets of the Seller or enter into any other transaction with a third party that would make the transactions contemplated by this letter of intent impossible or not feasible.

13. Transition Period & Website Completion. Ninety (90) days of transition training including the final complete build out of the NeuroFuse website to include all products listed in asset purchase agreement including additional language options.

By signing this letter, Purchaser and Seller confirm their intent to proceed in good faith substantially in the manner outlined in this letter.

This Letter of Intent shall be of no further force and effect if it is not signed by Seller and returned to the Purchaser by the close of business on February 27th, 2017.

I have read, understand and agree to the terms and conditions set forth in this letter:

Seller's Signature: ______________________

Name: Daniel Zachary Tanjeloff

Date: 02 / 27 / 2017

Purchaser's Signature: ______________________

Name: Kurt Neubauer

Date: 2/27/17